EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in previously filed Registration Statements on Form S-8, File No. 333-193349, which was effective on January 14, 2014 of our report dated May 15, 2015 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Omega Commercial Finance Corp. and Subsidiaries (the “Company”) for the year ended December 31, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA

Fort Lauderdale, Florida

May 15, 2015